THIRTEENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 12, 2014, between Service Corporation International, a Texas corporation (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as successor to The Bank of New York, as trustee  (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer has heretofore entered into a Senior Indenture, dated as of February 1, 1993 (the “Original Indenture”), with the Trustee, a First Supplemental Indenture, dated as of April 14, 2004, with the Trustee, a Second Supplemental Indenture, dated as of June 15, 2005, with the Trustee, a Third Supplemental Indenture, dated as of October 3, 2006, with the Trustee, a Fourth Supplemental Indenture, dated as of October 3, 2006, with the Trustee, a Fifth Supplemental Indenture, dated as of November 28, 2006, with the Trustee, a Sixth Supplemental Indenture, dated as of April 9, 2007, with the Trustee, a Seventh Supplemental Indenture, dated as of April 9, 2007, with the Trustee, an Eighth Supplemental Indenture, dated as of November 10, 2009, with the Trustee, a Ninth Supplemental Indenture, dated as of November 22, 2010, with the Trustee (the “Ninth Supplemental Indenture”), a Tenth Supplemental Indenture, dated as of November 8, 2012, with the Trustee, an Eleventh Supplemental Indenture, dated as of July 1, 2013, with the Trustee and a Twelfth Supplemental Indenture, dated as of the date hereof, with the Trustee;

WHEREAS, the Original Indenture, as supplemented by the Ninth Supplemental Indenture (the “2019 Notes Indenture”), provides for the issuance of the Issuer’s 7.00% Senior Notes due 2019 (the “Notes”);

WHEREAS, Section 8.2 of the Original Indenture provides, among other things, that the Issuer and the Trustee may amend certain terms of the Original Indenture with the written consent of the Holders (as defined in the Original Indenture) of not less than a majority in aggregate principal amount of the Securities (as defined in the Original Indenture) then outstanding of any series affected by such supplemental indenture;

WHEREAS, the Issuer has offered to purchase for cash all of the Notes and has solicited consents to certain amendments to the 2019 Notes Indenture (the “Proposed Amendments”) pursuant to an Offer to Purchase and Consent Solicitation Statement, dated April 28, 2014 (the “Offer to Purchase”);

WHEREAS, the Issuer has obtained the consent to the Proposed Amendments to the 2019 Notes Indenture from the Holders of a majority in principal amount of the outstanding Notes; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.         Defined Terms.  Unless otherwise defined herein, as used in this Supplemental Indenture, terms defined in the 2019 Notes Indenture have the definitions contained therein.

2.         Amendments to the Original Indenture.  The following amendments to the Original Indenture (as supplemented by the Ninth Supplemental Indenture) shall automatically become effective as of the Operative Time (as defined herein) to the extent (and solely to the extent) that such amendments apply to the Notes and shall not apply to any other series of notes issued pursuant to the Original Indenture:

(a)	Sections 3.6 through 3.10 of the Original Indenture shall be amended and restated in their entirety with respect to the Notes to read as follows:

“Section 3.6        [Intentionally Omitted]

Section 3.7          [Intentionally Omitted]

Section 3.8          [Intentionally Omitted]

Section 3.9          [Intentionally Omitted]

Section 3.10        [Intentionally Omitted]”

(b)	Section 4.3 of the Original Indenture shall be amended and restated in its entirety with respect to the Notes to read as follows:

“Section 4.3        [Intentionally Omitted]”

(c)	Sections 5.1(c) through 5.1(d) of the Original Indenture shall be amended and restated in their entirety with respect to the Notes to read as follows:

“(c)                       [Intentionally Omitted]

(d)                         [Intentionally Omitted]”

(d)	Sections 5.1(g) through 5.1(h) of the Original Indenture shall be amended and restated in their entirety with respect to the Notes to read as follows:

“(g)                       [Intentionally Omitted]

(h)                         [Intentionally Omitted]”

(e)	Section 9.1 of the Original Indenture shall be amended and restated in its entirety with respect to the Notes to read as follows:

“Section 9.1         [Intentionally Omitted]”

(f)	Section 12.2 of the Original Indenture shall be amended with respect to the Notes by replacing “30 days” with “three business days”

(g)
The Original Indenture (as supplemented by the Ninth Supplemental Indenture) shall be amended with respect to the Notes by deleting any definitions that are used solely in sections deleted with respect to the Notes by this Supplemental Indenture.

(h)
All references to Sections 3.6, 3.7, 3.8, 3.9, 3.10, 4.3, 5.1(c), 5.1(d), 5.1(g), 5.1(h) and 9.1 in the 2019 Notes Indenture shall mean references to such sections as amended by this Supplemental Indenture.

3.           Amendments to the Ninth Supplemental Indenture.  The following amendments to the Ninth Supplemental Indenture shall automatically become effective as of the Operative Time:

(a)	Section 4.03 of the Ninth Supplemental Indenture shall be amended and restated in its entirety to read as follows:

“Section 4.03       [Intentionally Omitted]”

4.           Operative Time of Amendments to Indenture.  The amendments to the 2019 Notes Indenture set forth in Section 2 of this Supplemental Indenture shall not become operative until the first acceptance of the Notes by the Company for payment pursuant to the Offer to Purchase (such time, the “Operative Time”).  Subject to the foregoing sentence, from and after the date of this Supplemental Indenture, the 2019 Notes Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the 2019 Notes Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the 2019 Notes Indenture shall be bound thereby.

5.           Amendments to the Notes.  Effective as of the Operative Time, any of the terms or provisions present in the Notes that related to any of the provisions of the 2019 Notes Indenture amended by Section 2 of this Supplemental Indenture shall also be amended so as to be consistent with the amendments made in this Supplemental Indenture.

6.           Ratification of the 2019 Notes Indenture; Supplemental Indenture Part of the 2019 Notes Indenture.  Except as expressly amended hereby, the 2019 Notes Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the 2019 Notes Indenture for all purposes and every holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

7.           No Amendments to Other Series of Notes.  None of the amendments set forth in this Supplemental Indenture shall apply to the Original Indenture with respect to any series of notes issued thereunder other than the Notes.

8.           Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

9.           Trustee Makes No Representation.  The Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals  or statements contained herein, all of which recitals or statements are made solely by the Issuer, and the Trustee makes no representation with respect to any such matters.  Additionally, the Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

10.           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

11.           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction thereof.

12.           Severability.  In case any provision in this Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have caused the Supplemental Indenture to be duly executed as of the date first written above.

Service Corporation International, as Issuer

By:	/s/ Eric D. Tanzberger
	Name:	Eric D. Tanzberger
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

[Thirteenth Supplemental Indenture]

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Julie Hoffman-Ramos
	Name:	Julie Hoffman-Ramos
	Title:	Vice President

[Thirteenth Supplemental Indenture]